Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-176786

July 24, 2013

NUCOR CORPORATION

$500,000,000 4.000% Notes due 2023

$500,000,000 5.200% Notes due 2043

Issuer:	Nucor Corporation

Security:	4.000% Notes due 2023 (the “2023 Notes”) 5.200% Notes due 2043 (the “2043 Notes”)

Size:	$500,000,000 for the 2023 Notes $500,000,000 for the 2043 Notes

Trade Date:	July 24, 2013

Settlement Date:	July 29, 2013

Maturity Date:	August 1, 2023 for the 2023 Notes August 1, 2043 for the 2043 Notes

Coupon:	4.000% for the 2023 Notes 5.200% for the 2043 Notes

Price to Public:	99.926% of face amount for the 2023 Notes 99.894% of face amount for the 2043 Notes

Yield to Maturity:	4.009% for the 2023 Notes 5.207% for the 2043 Notes

Spread to Benchmark Treasury:	T+140bps for the 2023 Notes T+155bps for the 2043 Notes

Benchmark Treasury:	1.750% due May 15, 2023 for the 2023 Notes 3.125% due February 15, 2043 for the 2043 Notes

Benchmark Treasury Price and Yield:	92-19+ / 2.609% for the 2023 Notes 90-14 / 3.657% for the 2043 Notes

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014 for the 2023 Notes February 1 and August 1, commencing February 1, 2014 for the 2043 Notes

Make Whole Call:	T+25bps for the 2023 Notes (before May 1, 2023) T+25bps for the 2043 Notes (before February 1, 2043)

Par Call:	On or after May 1, 2023 for the 2023 Notes On or after February 1, 2043 for the 2043 Notes

CUSIP / ISIN:	670346AM7 / US670346AM72 for the 2023 Notes 670346AN5 / US670346AN55 for the 2043 Notes

Expected Ratings*:	Baa1 (Stable) / A (Negative) (Moody’s / S&P)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. Lloyds Securities Inc. RBC Capital Markets, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.